Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement on Form S-8 of Webull Corporation of our report dated April 8, 2026, with respect to the consolidated financial statements, which appears in the annual report on Form 20-F of Webull Corporation for the year ended December 31, 2025, incorporated herein by reference.

/s/ KPMG LLP

New York, New York

April 16, 2026